Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

Maribeth Landwehr
Assistant Director, Corporate Communications
Astellas Pharma US, Inc.
(847) 317-8988

REGADENOSON PHASE 3 DATA PRESENTED AS LATE-BREAKER AT

AMERICAN SOCIETY OF NUCLEAR CARDIOLOGY

—Study meets primary endpoint—

SEATTLE, October 2, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) and Astellas Pharma US, Inc. announced today that Phase 3 study data, presented as a Late Breaking Clinical Trial at the American Society of Nuclear Cardiology Scientific Sessions 2005 in Seattle, demonstrate with 95 percent confidence that images of the heart from myocardial perfusion imaging (MPI) studies conducted with regadenoson were comparable to the images from MPI studies conducted with Adenoscan® (adenosine injection).

This multinational, randomized, double-blind pivotal Phase 3 study of 784 patients undergoing MPI studies was designed to evaluate the comparability of MPI studies conducted with regadenoson and those conducted with Adenoscan®. Adenoscan® is the leading agent for MPI studies in the United States and is marketed by Astellas.

Regadenoson was generally well tolerated. In this study, the most common adverse events reported in patients who received regadenoson were headache, chest pain, shortness of breath, flushing and gastrointestinal discomfort.

“The data from this Phase 3 trial demonstrated that MPI studies conducted with regadenoson were comparable to those conducted with adenosine in detecting areas of the heart with reduced blood flow. A rapid bolus administration of regadenoson appears to be a promising, well tolerated, second generation pharmacologic stress agent,” said Ami E. Iskandrian, M.D., Distinguished Professor of Medicine and Radiology, section chief, nuclear cardiology, division of cardiovascular diseases, University of Alabama at Birmingham.

Phase 3 Trial Design

Patients 18 years or older with the clinical need for an MPI study were eligible to participate in the clinical trial. Individuals who had an acute myocardial infarction or unstable angina within three months, or coronary revascularization within six months, were not permitted to participate in the study.

All study participants received a clinically indicated baseline MPI study using Adenoscan®. Participants then were randomized in a double blinded fashion to receive either regadenoson or Adenoscan® in a second MPI study. Each patient’s scans were classified as indicating normal, moderate or severe ischemia. Baseline and blinded scans then were evaluated to determine if the scans were comparable.

About Regadenoson

Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in MPI studies. Regadenoson has been designed to be delivered rapidly as a bolus and to selectively stimulate the A2A-adenosine receptor, the receptor responsible for coronary vasodilation.

Under a collaboration agreement providing Astellas with exclusive North American rights to regadenoson, CV Therapeutics manages the clinical development program and Astellas is responsible for manufacturing, selling and marketing regadenoson in North America, if the product is approved for marketing. Under the arrangement, Astellas reimburses CV Therapeutics for 75 percent of development costs and CV Therapeutics will receive a royalty on product sales of regadenoson, if approved, and may receive a royalty on another product. CV Therapeutics owns the rights for regadenoson outside of North America.

Myocardial perfusion imaging studies

MPI studies help detect and characterize coronary artery disease by identifying areas of poor blood flow in the heart. In 2002, approximately 7.8 million patients underwent MPI studies in the United States.

Many patients exercise on a treadmill to generate the increase in coronary blood flow necessary to perform an MPI study. However, more than 40 percent of the patients undergoing an MPI study are unable to exercise adequately because of medical conditions such as peripheral vascular disease, arthritis or other limiting medical conditions which prevent them from exercising on the treadmill. For these patients, a pharmacologic stress agent that temporarily increases coronary blood flow is used to mimic the increase in coronary blood flow caused by exercise. Regadenoson is being studied for potential use as a pharmacologic stress agent under these circumstances.

About Astellas

Astellas Pharma US, Inc., a US subsidiary of Tokyo-based Astellas Pharma Inc., is a research-based pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. Established on April 1, 2005, the company was formed through a merger that combined the outstanding research, development and marketing capabilities of Fujisawa Pharmaceutical Co., Ltd. and Yamanouchi Pharmaceutical Co., Ltd. Astellas ranks among the top 20 pharmaceutical companies in the world and will continue to grow as a competitive company in the world pharmaceutical market. For more information on Astellas Pharma US, Inc., go to www.astellas.com/us.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics currently has three programs in commercial or late-stage development: ACEON® (perindopril erbumine) Tablets, Ranexa™ (ranolazine) and regadenoson. CV Therapeutics also has other clinical and preclinical drug development candidates and programs. The company co-promotes ACEON®, an ACE inhibitor with enhanced tissue affinity, for the treatment of essential hypertension and reduction of the risk of cardiovascular mortality or non-fatal myocardial infarction in patients with stable coronary artery disease. Ranexa is being developed as a novel potential treatment for chronic angina. Regadenoson is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Ranexa and regadenoson have not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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